Exhibit 10.3

Execution Version

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF

IBIO CMO LLC

A Delaware Limited Liability Company

Dated as of January 13, 2016

THE UNITS EVIDENCED BY THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

THE UNITS REPRESENTED BY THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SET FORTH IN THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT.

 ii

Article 7 ALLOCATIONS AND TAX MATTERS		12
7.1	Allocations of Profits or Losses	12
7.2	Regulatory Allocations	13
7.3	Tax Allocations	14
7.4	Curative Allocations	15
7.5	Other Allocation Rules	15
7.6	Tax Returns	16
7.7	Tax Elections	16
7.8	Tax Matters Member	16
Article 8 WITHDRAWAL, DISSOLUTION, LIQUIDATION AND TERMINATION		17
8.1	Dissolution, Liquidation, and Termination Generally	17
8.2	Liquidation and Termination	17
8.3	Deficit Capital Accounts	17
8.4	Cancellation of Certificate	17
8.5	Reasonable Time for Winding Up	18
8.6	Return of Capital	18
8.7	Antitrust Laws	18
8.8	Other Remedies	18
Article 9 MISCELLANEOUS PROVISIONS		18
9.1	Confidentiality	18
9.2	Notices	19
9.3	Entireties; Amendments	19
9.4	Waiver	19
9.5	Severability	20
9.6	Ownership of Property and Right of Partition	20
9.7	Involvement of Members in Certain Proceedings	20
9.8	Interest	20
9.9	Counterparts	20
9.10	No Third Party Beneficiaries	20
9.11	Further Assurances	20
9.12	Public Statements; Press Release	20
9.13	Delivery by Facsimile or Email	21
9.14	Governing Law; Dispute Resolution.	21
9.15	Remedies Cumulative; Specific Performance	22
9.16	Ratification of Certain Agreements and Transactions	23
Article 10 DEFINITIONS; CONSTRUCTION		23
10.1	Definitions.	23
10.2	Captions, References	28
10.3	Strict Construction	29

EXHIBITS AND SCHEDULES

Exhibit A—Schedule of Members

 iii

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF IBIO CMO LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of iBio CMO LLC, a Delaware limited liability company formed pursuant to the Certificate (the “Company”), is made and entered into as of January 13, 2016. All capitalized terms used and not otherwise defined herein shall have the meanings given to them in Section 10.1.

ARTICLE 1

ORGANIZATIONAL MATTERS; PURPOSE; TERM

1.1           Formation of Company. The Company has been organized as a Delaware limited liability company by filing a certificate of formation (the “Certificate”) under the Act on December 16, 2015. The Certificate is in all respects approved, and the Members hereby agree to continue the Company.

1.2           Name. The name of the Company shall be “iBio CMO LLC,” and all Company business must be conducted in that name or such other name as the Board approves.

1.3           Principal Office. The principal office of the Company shall be at 8800 Health Science Center Parkway, Bryan, Texas 77807-1107, or at such other location as the Board and each of the Members from time to time may approve.

1.4           Foreign Qualification. Before the Company conducts business in any jurisdiction other than the State of Delaware, the Company shall comply with all requirements necessary to qualify the Company as a foreign limited liability company in such jurisdiction. At the request of the Board, each Member shall execute, acknowledge, swear to and deliver all certificates and other instruments that are reasonably necessary or appropriate to qualify, continue or terminate the Company as a foreign limited liability company in all jurisdictions in which the Company may conduct business.

1.5           Purpose and Scope. The Company has been organized to (a) lease and operate a pharmaceutical manufacturing facility in Bryan, Texas, (b) perform all other activities reasonably necessary or incidental to the furtherance of the aforementioned purposes, and (c) conduct any other lawful business, purpose or activity, as determined by the Board and approved by each of the Members, which may be conducted by a limited liability company under the Act.

1.6           Term. The Company shall commence on the effective date of the Certificate and shall have perpetual existence, unless sooner dissolved as herein provided.

1.7           No State Law Partnership.   The Company shall not be a partnership or joint venture under any state or federal law, and no Member shall be a partner or joint venturer of any other Member for any purposes, other than under the Code and other applicable tax laws, and this Agreement may not be construed otherwise.

1.8           Units are Securities. Each Unit shall constitute a “security” within the meaning of and shall be governed by (a) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (b) the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

1.9           Certification of Units. Units shall be issued in non-certificated form; provided that the Board may cause the Company to issue certificates to a Member representing the Units held by such Member. If any Unit certificate is issued, then such certificate shall bear a legend substantially in the following form:

This certificate evidences a membership interest representing an interest in iBio CMO LLC and shall constitute a “security” within the meaning of and shall be governed by (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

The membership interest in iBio CMO LLC represented by this certificate is subject to restrictions on transfer set forth in that certain Amended and Restated Limited Liability Company Agreement of iBio CMO LLC, dated as of January 13, 2016, by and among the members from time to time party thereto, as the same may be amended from time to time.

The membership interest in iBio CMO LLC represented by this certificate has not been registered under the United States Securities Act of 1933, as amended, or under any other applicable securities laws. Such membership interest may not be sold, assigned, pledged or otherwise disposed of at any time without effective registration under such Act and laws or, in each case, exemption therefrom.

ARTICLE 2

MEMBERSHIP; DISPOSITIONS OF INTERESTS

2.1           Members. Each Member’s interest in the Company, including such Member’s interest, if any, in the capital, income, gains, losses, deductions and expenses of the Company and the right to receive distributions of funds and to vote on certain Company matters as provided in this Agreement shall be represented by units of limited liability company interest (each, a “Unit”). No Person may be a Member without the ownership of a Unit. The Members shall have only such rights and powers as are granted to them pursuant to the express terms of this Agreement and the Act. Except as otherwise expressly provided in this Agreement, no Member, in such capacity, shall have any authority to bind, to act for, to sign for or to assume any obligation or responsibility on behalf of, any other Member or the Company. Each Unit that was issued and outstanding immediately prior to the execution and delivery of this Agreement and owned by iBio is hereby automatically, without any action required on the part of the Company or any Member, converted into a number of Units such that the aggregate number of Units issued and outstanding immediately following the execution and delivery of this Agreement and held by iBio is as set forth on Exhibit A.

2.2           Dispositions of Units. A Member may not make an assignment, transfer, sale or other disposition (voluntarily, involuntarily or by operation of law, or any derivative transaction, including any short sale, collar, hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership) (each, a “Transfer”) of all or any portion of its Units, nor pledge, mortgage, hypothecate, grant a security interest in, or otherwise encumber (each, an “Encumbrance”) all or any portion of its Units, except with the prior written consent of each other Member, which shall not be unreasonably withheld, conditioned, or delayed; provided that Bryan Capital Investors LLC (“Bryan”) may transfer all or part of its Units to an Affiliate without such consent. Any attempted Transfer or Encumbrance of a Unit, other than in strict accordance with this Section 2.2, shall be void.         A Change in Control of iBio, Inc. (“iBio”), whether by a sale of all or substantially all of its assets, merger or otherwise, shall not be deemed a Transfer requiring consent hereunder. A Change in Control of Bryan, however, whether by a sale of all or substantially all of its assets, merger or otherwise, shall be deemed a Transfer requiring consent hereunder (except to the extent that the deemed Transfer is to a Person or Persons to whom, if Units were directly Transferred, consent would not be required under this Section 2.2), which consent shall not be unreasonably withheld, conditioned or delayed. A Person to whom a Unit is Transferred or a permitted successor of a Member’s interest through a Change in Control, in each case in accordance with the terms and conditions of this Agreement, shall be admitted to the Company as a Member.

In connection with any Transfer of a Unit, and any admission of an assignee as a Member, the Member making such Transfer and the assignee shall furnish the Board with such documents regarding the Transfer as they may reasonably request (in form and substance satisfactory to the Board), including a copy of the Transfer instrument and a ratification by the assignee of this Agreement.

2.3           No Release.  No Transfer of a Unit shall effect a release of the transferring Member from any liabilities to the Company or the other Members arising from events occurring prior to the Transfer.

2.4           Creation of Additional Units. Subject to Section 2.2, additional or new Units may be created and issued to existing Members or to other Persons, and such Persons may be admitted to the Company as Members, only with the approval of the Board and each of the Members, on such terms and conditions as the Board may determine and each of the Members may approve. The Company shall thereafter reflect the issuance of any additional Units and the admission of any new Member or the creation of any new class or group of Members or Units in an amendment to this Agreement which shall be valid and binding on all Members.

2.5           Resignation. Except as required by law, a Member may not resign or withdraw from the Company without the consent of the Board and each of the other Members.

2.6           Liability to Third Parties. No Member shall be liable for the debts, obligations or liabilities of the Company.

2.7           Representations by Members. Each Member represents and warrants to the other Members and to the Company that:

(a)          all transactions contemplated by this Agreement to be performed by such Member have been duly authorized by all necessary action and do not require the consent or approval of any third party; and

(b)         such Member has all necessary power with respect thereto.

ARTICLE 3

MANAGEMENT OF THE COMPANY

3.1           Management.

(a)     Board of Managers.

(i)            Management by the Board. The management of the affairs, property and business of the Company shall be vested in a Board of Managers (the “Board”) consisting of three (3) managers (each a “Manager”). The Board shall manage the affairs of the Company and make all decisions with regard thereto, except (i) where the approval of a Member is expressly required by a non-waivable provision of applicable law or (ii) as otherwise provided under Section 3.1(b) or as expressly provided in any other provision of this Agreement. The vote of a majority of the Managers shall be the act of the Board. Each Manager shall have one vote. The Managers shall perform their duties in good faith and in the best interest of the Company, exercising the care a prudent person would use under similar circumstances.

(ii)           Appointment of Managers.

(A) Each Member, so long as such Member holds more than twenty five percent (25%) of the outstanding Units, shall be entitled to appoint one Manager.

(B) The Members holding a majority of the outstanding Units shall be entitled to appoint the remaining Managers.

(iii)          Removal and Replacement of Managers. A Manager appointed pursuant to paragraph (A) of Section 3.1(a)(ii) may be removed or replaced at any time, with or without cause, only by the Member that has appointed such Manager. A Manager appointed pursuant to paragraph (B) of Section 3.1(a)(ii) may be removed or replaced at any time, with or without cause, by the Members holding a majority of the outstanding Units.

(iv)        Meetings of the Board. Regular meetings of the Board shall be held quarterly at the principal offices of the Company or such other place as determined by the Board. Special meetings of the Board may be called by any Manager, upon not less than 24 hours’ notice to each other Manager either personally or by telephone, facsimile, electronic mail or other electronic means, setting forth the time and place of such meeting. Managers may participate in any such meeting by telephone or any other form of remote communication by means of which all persons participating in the meeting can communicate with each other. A quorum for the transaction of business at a meeting of the Board shall exist when (x) at least two Managers, including at least one Manager designated by each Member that is entitled to appoint a Manager pursuant to Section 3.1(a)(ii)(A) and has appointed such Manager, and (y) if applicable, each representative designated by a Member pursuant to Section 3.1(a)(v) if such Member has not appointed a Manager pursuant to Section 3.1(a)(ii)(A), are participating in the meeting in a manner permitted by the immediately preceding sentence. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting, if a written consent thereto is signed by each Manager.

(v)         Observer Rights.  At any time and for so long as a Member is entitled to appoint a Manager but has not done so (or has removed and not replaced such Manager), one representative of such Member shall have the right to attend all meetings of the Board in a nonvoting observer capacity, to receive notice of such meetings, and to receive all information provided by the Company to the Board.

(b) Major Decisions. Without limiting the generality of Section 3.1(a), and in addition to any other provision in this Agreement expressly requiring such consent, the Board and the Company shall not take any of the actions set forth in paragraphs (i) through (xvi) below (and shall not permit any of subsidiaries of the Company to take any such actions) without the consent of each of the Members. Such consent may be in the form of a written consent signed by all of the Members or approval of the action at a meeting of the Members held in accordance with Section 3.1(c).

(i)          Authorize, issue or sell any Units or other equity securities or admit new Members to the Company or any subsidiary of the Company or redeem or purchase any Units or permit the withdrawal (except as required by law) of any Member from the Company;

(ii)         Permit any Member to Transfer any Units or permit any Encumbrance of any Member’s Units (other than as specifically permitted pursuant to Section 2.2);

(iii)        Change the scope or purpose of the Company’s business or the location of the Company’s principal office;

(iv)        Form any subsidiary;

(v)         Incur or create any indebtedness, amend, waive or modify the terms of any indebtedness, or guarantee any indebtedness, other than in the ordinary course of business;

(vi)        Make any loans or advance any payments to third parties, other than in the ordinary course of business (“ordinary course” being understood for these purposes to include payments constituting trade deposits made in satisfaction of accounts payable);

(vii)       Make any distribution or dividend;

(viii)      Liquidate, dissolve, wind up the Company, or commence any voluntary proceeding seeking reorganization or other similar relief or appoint any liquidator upon dissolution of the Company;

(ix)         Enter into, revise or amend any contract, agreement or transaction with (including any loans or payments to) any Member or any Affiliate of a Member;

(x)          Pay or agree to provide any compensation to any Manager;

(xi)         Elect to change the income tax classification of the Company;

(xii)        Amend, modify or supplement this Agreement or the Certificate, or alter any of the rights, preferences or privileges corresponding to any Units;

(xiii)       Create or permit any lien over any of the assets of the Company (other than liens arising in the ordinary course of business);

(xiv)      Terminate that certain License Agreement, dated as of the date hereof, by and between the Company and iBio;

(xv)       Enter into, amend, supplement, modify, waive or terminate any derivative transaction; or

(xvi)      Agree, commit or represent to do any of the foregoing.

(c)   Meetings of the Members. Regular meetings of the Members shall be held annually at the principal offices of the Company or such other place as determined by the Members. Special meetings of the Members, including for purposes of considering any matter set forth in Section 3.1(b), may be called by any Member, upon not less than 24 hours’ notice to each other Member either personally or by telephone, facsimile, electronic mail or other electronic means, setting forth the time and place of such meeting. Representatives of the Members may participate in any such meeting by telephone or any other form of remote communication by means of which all persons participating in the meeting can communicate with each other. A quorum for the transaction of business at a meeting of the Members shall exist when at least one representative of each Member is participating in the meeting in a manner permitted by the immediately preceding sentence. Any action required or permitted to be taken at any meeting of the Members may be taken without a meeting, if a written consent thereto is signed by each Member.

3.2           Reimbursement of Expenses. Each Member, Manager, officer of the Company and representative designated by a Member pursuant to Section 3.1(a)(v) shall be reimbursed by the Company for all reasonable out-of-pocket expenses actually incurred by it directly in conjunction with the business and affairs of the Company when acting on behalf of the Company at the request of the Board. Each such Member, Manager, officer or representative designated by a Member pursuant to Section 3.1(a)(v), as the case may be, shall provide reasonable supporting verification to the Company for all expenditures for which any reimbursement is requested.

3.3           Compensation. No compensatory payment shall be made by the Company to a Member, except as approved by the Board and each of the Members.

3.4           No Liability of the Members. To the maximum extent permitted under applicable law, no Member or Manager, or their respective Affiliates, shall be liable to any Member, Manager or the Company for (a) any action taken or failure to act as a Member or Manager or on behalf of a Member or Manager with respect to the Company unless such action taken or failure to act constitutes a breach of this Agreement, gross negligence or willful misconduct, and then only to the extent of such Member’s, Manager’s or such other Person’s breach, gross negligence or willful misconduct, or (b) any action or inaction arising from reliance upon the opinion or advice of legal counsel, accountants or any other Person as to matters that such Member or Manager believes to be within such Person’s professional or expert competence or information or reports prepared by one or more agents or employees of the Company. Notwithstanding the foregoing, iBio hereby assumes liability for and agrees to indemnify, defend and hold harmless the Company, Bryan, and their respective officers, directors, equityholders, partners, employees, agents and Affiliates, from and against all losses, claims, damages, liabilities, obligations, fines, penalties, judgments, settlements, costs, expenses and disbursements (including attorneys’ fees and expenses), arising out of the ownership, control or operation of the Company prior to the date hereof; provided that notice of any claim for indemnification pursuant this sentence shall be delivered to iBio on or before the 18-month anniversary of the date hereof; and provided further that, if notice of a claim for indemnification is delivered by such date, iBio’s indemnification obligations with respect to such claim shall survive until such claim is finally and fully resolved.

3.5           Indemnification of the Members and Others; Insurance.

(a)   To the maximum extent permitted under applicable law, the Company shall indemnify each of the Members, Managers and their respective employees, officers, directors, members, agents and Affiliates (each, an “Indemnified Party”) against any losses, liabilities, damages or expenses (including attorney fees and expenses in connection therewith and amounts paid in settlement thereof) to which an Indemnified Party may directly or indirectly become subject in connection with the Company or in connection with any involvement with any Person in which the Company has a direct or indirect investment. The Company may, upon the approval of the Board and each of the Members, pay the expenses incurred by any such Indemnified Party in connection with any proceeding in advance of the final disposition, so long as the Company receives an undertaking by such Indemnified Party to repay the full amount advanced if there is a final determination that such Indemnified Party is not entitled to indemnification as provided herein. An Indemnified Party shall not be required to first seek indemnification from other available sources, if any, prior to obtaining indemnification hereunder.

(b)  The Company shall use its reasonable best efforts to obtain within 60 days of the date hereof, and thereafter at all times maintain, directors and officers liability insurance policies on terms and in amounts deemed satisfactory by the Board with the approval of each of the Members, and all of the Managers shall be included as insureds under such policies. The Company’s directors and officers liability insurance policies shall not be cancellable by the Company without the prior written approval of the Board and of each of the Members, and shall include non-rescindable “Side A” coverage.

3.6           No Fiduciary Duties; Conflicts of Interest.

(a)          The only duties owed by any Member or Manager to the Company and the other Members and Managers are set forth in this Agreement. The Members and Managers shall not, to the maximum extent permitted by the Act and other applicable law, owe any other duties (including fiduciary duties) as a Member or Manager to the other Members, Managers or the Company, notwithstanding anything to the contrary existing at law, in equity or otherwise. The provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liabilities of a Member or Manager otherwise existing at law or in equity, are agreed by the Members to replace such duties and liabilities of such Members and Managers.

(b)          Except as otherwise expressly provided in this Agreement or any other contractual arrangements between the Company and one or more Members or Managers, any Member or Manager may engage in or possess any interest in another business or venture of any nature and description, independently or with others, whether or not such business or venture is competitive with the Company or any of its subsidiaries, and neither the Company nor any other Member or Manager shall have any rights in or to any such independent business or venture or the income or profits derived therefrom, and the doctrine of corporate opportunity or any analogous doctrine shall not apply to the Members, Managers or the Affiliates thereof. The pursuit of any such business or venture shall not be deemed wrongful, improper or a breach of any duty hereunder, at law, in equity or otherwise. Any Member, Manager or Affiliate thereof shall be able to transact business or enter into agreements with the Company to the fullest extent permissible under the Act, subject to the terms and conditions of this Agreement.

(c)          Except as otherwise expressly provided in this Agreement or any other contractual arrangements between the Company and one or more Members or Managers, if a Member or Manager acquires knowledge, other than solely from or through the Company, of a potential transaction or matter that may be a business opportunity for both such Member or Manager and the Company or another Member or Manager, such Member or Manager shall have no duty to communicate or offer such business opportunity to the Company or any other Member or Manager and shall not be liable to the Company or the other Members or Managers for breach of any duty (including fiduciary duties) as a Member or Manager by reason of the fact that such Member or Manager pursues or acquires such business opportunity for itself, directs such opportunity to another Person, or does not communicate information regarding such opportunity to the Company.

(d)          For the avoidance of doubt, all provisions with respect to Managers in this Section 3.6 shall be deemed to apply with equal effect to any representative designated by a Member pursuant to Section 3.1(a)(v).

3.7           Indemnification and Reimbursement for Payments on Behalf of a Member. If the Company becomes obligated to pay any taxes to a governmental entity that are specifically attributable to a Member (including federal withholding taxes, state personal property taxes, state personal property replacement taxes and state unincorporated business taxes), then such Person shall indemnify the Company for such taxes. The Company may offset distributions to which a Member is otherwise entitled under this Agreement against such Member’s obligation to indemnify the Company under this Section 3.7.          A Member’s obligation to indemnify the Company under this Section 3.7 shall survive the termination, dissolution, liquidation and winding up of the Company, and, for purposes of this Section 3.7, the Company shall be treated as continuing in existence. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 3.7, including instituting a lawsuit to collect such contribution with interest calculated at the Prime Rate.

3.8           Officers.         The Company shall have such individuals as officers as may be appointed by the Board; provided, no officers are required to be appointed. The officers of the Company may consist of any one or more of a Chief Executive Officer, President, one or more Vice Presidents, a Secretary, one or more Assistant Secretaries, or such other officers as may be appointed by the Board. One person may hold, and perform the duties of, any two or more of such offices. Any officer may be removed, with or without cause, at any time by the Board. No officer need be a Member or Manager. Each officer shall be a “manager” (as that term is used in the Act) of the Company, but, notwithstanding the foregoing, no officer shall have any rights or powers beyond the rights and powers granted to such officer in this Agreement or by the Board from time to time and any such rights or powers may be modified or withdrawn at any time and from time to time by the Board.

ARTICLE 4
ACCOUNTING AND REPORTING

4.1           Maintenance of Books.

(a)          The Company shall keep or cause to be kept at the principal office of the Company or at such other location approved by the Board complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company’s business, and any other books and records that are required to be maintained by applicable law.

(b)          The books of account of the Company shall be maintained on the basis of a fiscal year ending as of June 30 unless, for U.S. federal income tax purposes, another fiscal year is required.

4.2           Reports; Access to Books and Records.

(a)          The Company shall deliver to each Member:

(i)          with respect to each Taxable Year, such income tax returns and such other accounting, tax information and schedules as shall be necessary for the preparation by each Member of its income tax return with respect to such year, and shall use its reasonable best efforts to do so on or before the first day of the third month following the end of such Taxable Year;

(ii)         to the extent otherwise prepared by the Company, draft monthly income statements (promptly following the date such draft monthly income statements are available) (provided that the Company shall not be required to prepare such draft monthly income statements solely for the purposes of this Section 4.2(a)(ii));

(iii)        to the extent otherwise prepared by the Company, unaudited monthly income statements and balance sheets, and any working papers or supporting schedules as requested (promptly following the date such monthly financial statements are available) (provided that the Company shall not be required to prepare such monthly financial statements solely for the purposes of this Section 4.2(a)(iii));

(iv)        unaudited quarterly income statements, balance sheets, statements of changes in Members’ capital and statements of cash flow (within 45 days following the end of each of the first three fiscal quarters, and within 90 days following the end of the last fiscal quarter, of each fiscal year);

(v)         annual income statements, balance sheets, statements of changes in Members’ capital and statements of cash flow audited by the Company’s outside auditor, if any (within 6 months following the end of each fiscal year);

(vi)        copies of any forecasts (and modifications thereto) with respect to the Company prepared by or on behalf of the Company from time to time (as promptly as reasonably practicable);

(vii)       monthly reports prepared by the management of the Company that discuss relevant business conditions, trends, events and uncertainties;

(viii)      as and when applicable, written notice of any litigation, securities laws, health and safety, risk management or other issues that would be reasonably likely to have a material effect on the financial condition or operating performance of the Company (promptly upon knowledge or occurrence of such circumstance); and

(ix)         such other information as a Member or its Affiliates may reasonably request for accounting, Securities and Exchange Commission reporting purposes or otherwise to comply with applicable law or the requirements of any governmental entity.

(b)  Without limiting the foregoing, each Member shall have the right to inspect the books and records of the Company at reasonable times and upon reasonable notice to the Board.

4.3           Bank Accounts. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board. All withdrawals from any such depository shall be made only as authorized by the Board and shall be made only by check, wire transfer, debt memorandum or other written instruction.

ARTICLE 5
CAPITAL CONTRIBUTIONS

5.1           Capital Contributions. Each Member has made the Capital Contributions set forth on Exhibit A next to its name under the heading “Initial Capital Contributions” (“Initial Capital Contributions”). No Member shall be required to make any additional Capital Contributions without its consent, which may be withheld in its sole discretion. The Board, however, may request that Members make additional Capital Contributions as may be required properly to carry on the business of the Company. The Board will notify all Members of the request to make such additional Capital Contributions, specifying the amount of and date upon which such contributions are requested, which date shall be not less than thirty (30) days from the date of said notice. Any and all such additional Capital Contributions shall be requested of each of the Members on a pro rata basis in accordance with the respective number of Units held by each Member at the time such notice is given. If any Member elects not to provide its full pro rata portion of any additional Capital Contributions requested pursuant to this Section 5.1, the other Members may make the additional Capital Contributions that were requested of such Member, and the Units and percentage interests of the Members that have made additional Capital Contributions and the Members that have not made additional Capital Contributions shall be adjusted accordingly to reflect the additional Capital Contributions made by the contributing Members. In no event shall the Members be personally liable in any manner to the Company for any additional Capital Contribution.

5.2           Return of Contributions. Except as expressly provided herein, no Member shall be entitled, in connection with a withdrawal from the Company or otherwise, to (a) the return of any part of its Capital Contributions, (b) any interest in respect of any Capital Contribution, or

(c)          the fair market value of its Units. Unrepaid Capital Contributions shall not be a liability of the Company or of any Member. No Member shall be obliged to contribute or lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions to the Company.

5.3           Member Loans.  If the Company shall have insufficient cash to pay its obligations, including because of an election by one or more Members not to make an additional Capital Contribution as contemplated by Section 5.1, any Member, with the approval of the Board and the Members, may, but shall not be obligated to, advance such funds for the Company on such terms and conditions as the lending Member and the Board, with the approval of each of the Members, may determine. Each such advance shall constitute a loan from such Member to the Company and shall not constitute a Capital Contribution.

5.4           Capital Accounts. The Company will maintain a separate capital account (a “Capital Account”) for each Member according to the rules of Treasury Regulations Section 1.704-1(b)(2)(iv). Each Member’s Capital Account (i) will be increased by: (A) the amount of money contributed by such Member to the Company; (B) the initial Book Value of property contributed by such Member to the Company (net of liabilities secured by the contributed property that the Company is considered to assume or take subject to under Section 752 of the Code); (C) allocations to such Member of Profits pursuant to Section 7.1 and any other items of income and gain pursuant to Sections 7.2 and 7.4; and (D) any other increases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv), and (ii) will be decreased by: (A) the amount of money distributed to such Member by the Company; (B) the Book Value of property distributed to such Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code); (C) allocations to such Member of Losses pursuant to Section 7.1 and any other items of losses and deductions pursuant to Sections 7.2 and 7.4; and (D) any other decreases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv).

ARTICLE 6
DISTRIBUTIONS

6.1           Distributions. Except as otherwise provided herein and subject to any prohibition thereto, the Company shall annually distribute all of the most recent fiscal year’s Available Cash. All such distributions to the Members shall be made pro rata based on the number of Units held.

6.2           Successors. For purposes of determining the amount of distributions hereunder, each Member shall be treated as having made the Capital Contributions and as having received the distributions made to or received by its predecessors in respect of any of such Member’s Units.

6.3           Right of Set-Off.  The Company shall have the right to set off any amount otherwise distributable to a Member pursuant to this Article 6 against any obligation of such Member to the Company and such amounts will be treated as having been distributed to such Member for purposes of this Article 6.

ARTICLE 7
ALLOCATIONS AND TAX MATTERS

7.1           Allocations of Profits or Losses. After giving effect to the allocations provided in Sections 7.2 and 7.4, Profits and Losses for each Taxable Year will be allocated among the Members during such Taxable Year in such a manner that, as of the end of such Taxable Year, the sum of (a) the Capital Account of each such Member (as adjusted to reflect the allocations under Section 7.2 and all distributions through the end of such Taxable Year), plus (b) such Member’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain (computed immediately prior to the hypothetical sale of assets described below) and the amount such Member is treated as obligated to contribute to the Company (computed immediately after the hypothetical sale of assets described below) will, to the greatest extent possible, be equal to the respective net amount which would be distributed to such Member if the Company were to (i) sell all of the assets of the Company on hand at the end of such Taxable Year for an amount of cash equal to their Book Values, (ii) all liabilities of the Company were satisfied in cash in accordance with their terms (limited in the case of non-recourse liabilities to the Book Value of the property securing such liabilities), and then (iii) all remaining or resulting cash was distributed to the Members pursuant to Section 6.1.

7.2           Regulatory Allocations. The following special allocations will be made in the following order of priority before allocations of Profits and Losses:

(a)          If there is a net decrease in Partnership Minimum Gain during any Taxable Year, each Member will be specially allocated items of income and gain for that period (and, if necessary, for subsequent periods) in proportion to, and to the extent of, such Member’s share of the net decrease in Partnership Minimum Gain during such Taxable Year, determined in accordance with Treasury Regulations Section 1.704-2(g)(2). This Section 7.2(a) is intended to comply with the minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)          If there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Taxable Year, each Member will be specially allocated items of income and gain for that period (and, if necessary, for subsequent periods) in proportion to, and to the extent of, such Member’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain during such Taxable Year, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). This Section 7.2(b) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)          No Losses or other items of loss or expense shall be allocated to any Member to the extent that such allocation would cause such Member to have a deficit balance in its Adjusted Capital Account (or increase any existing deficit balance in its Adjusted Capital Account) at the end of such Taxable Year. All Losses and other items of loss and expense in excess of the limitation set forth in this Section 7.2(c) shall be allocated to the Members who do not have a deficit balance in their Adjusted Capital Accounts in proportion to their relative positive Adjusted Capital Accounts but only to the extent that such Losses and other items of loss and expense do not cause any such Member to have a deficit in its Adjusted Capital Account.

(d)          Any Member that unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) shall be allocated items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Taxable Year) in an amount and manner sufficient to eliminate any deficit balance in such Member’s Adjusted Capital Account as quickly as possible; provided, however, that an allocation pursuant to this Section 7.2(d) shall be made only if and to the extent that such Member would have a deficit Adjusted Capital Account balance after all other allocations provided for in this Article 7 have been tentatively made as if this Section 7.2(c) were not in this Agreement. This Section 7.2(c) is intended to be a qualified income offset provision as described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and will be interpreted in a manner consistent therewith.

(e)          Nonrecourse deductions (as defined in Treasury Regulations Section 1.704-2(c)) for any Taxable Year will be allocated among the Members in proportion to their respective Units.

(f)          Partner Nonrecourse Deductions for any Taxable Year will be allocated to the Member or Members who bear the economic risk of loss with respect to the partner nonrecourse debt (as defined in Treasury Regulations Sections 1.704-2(b)(4) and 1.752-2) to which the Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i).

(g)          To the extent an adjustment to the adjusted tax basis of any Company properties pursuant to Code Section 734(b) (including any such adjustment pursuant to Treasury Regulations Section 1.734-2(b)(1)) is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as the result of a distribution to any Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) if such Treasury Regulations Section applies, or to the Member to whom such distribution was made if Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

7.3           Tax Allocations.

(a)          Except as otherwise provided in this Section 7.3, all items of income, gains, losses, deductions and credits of the Company for federal, state and local income tax purposes will be allocated among the Members in the same manner as the corresponding item is allocated pursuant to Sections 7.1, 7.2 and 7.4.

(b)          Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the Company will be allocated among the Members in accordance with Code Section 704(c) and the applicable Treasury Regulations so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Book Value and the applicable Treasury Regulations thereunder. For purposes of such allocations, the Members agree to work together in good faith to consider adopting the remedial allocation method described in Treasury Regulations Section 1.704-3(d), or the traditional method with curative allocations described in Treasury Regulations Section 1.704-3(c), but further agree that the Company may adopt either such method only upon the approval of both Members.

(c)          If the Book Value of any Company asset is adjusted pursuant to clause (b) or (d) of the definition of “Book Value,” subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset will take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

(d)          Any recapture of depreciation, or any other item of deduction shall be allocated, in accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1254-5, to the Members who received the benefit of such deductions (taking into account the effect of remedial allocations).

(e)          Tax credits, tax credit recapture, and any items related thereto will be allocated to the Members as provided in Treasury Regulations Sections 1.704-1(b)(4)(ii) and 1.704-1(b)(4)(viii).

(f)          Allocations pursuant to this Section 7.3 are solely for purposes of federal, state and local taxes and, except as otherwise specifically provided, will not affect, or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses, distributions or other Company items pursuant to any provision of this Agreement.

7.4           Curative Allocations. The allocations set forth in Section 7.2 (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate Profit and Loss of the Company or make distributions. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 7.4. Accordingly, notwithstanding any other provision of this Article 7 (other than the Regulatory Allocations), but subject to the Code and the Treasury Regulations, the Board will make such offsetting special allocations of Company income, gain, deduction, or loss in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations had not been made. In making such determination, the Board shall take into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made.

7.5           Other Allocation Rules.

(a)          All items of income, gain, loss, deduction and credit allocable to an interest in the Company that may have been transferred shall be allocated between the transferor and the transferee based on the “interim closing method” under Code Section 706 and the Treasury Regulations thereunder or such other method determined by the Members and permissible under Code Section 706 and the Treasury Regulations thereunder, without regard to whether cash distributions were made to the transferor or the transferee during that year.

(b)          The Members’ proportionate shares of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulations Section 1.752-3(a)(3), shall be allocated among the Members pro rata based on the number of Units held.

(c)          The definition of “Capital Account” set forth in Section 5.4 and the allocations set forth in Sections 7.2, 7.3, and 7.4 and the preceding provisions of this Section 7.5 are intended to comply with the Treasury Regulations. If the Board and each of the Members determines that the determination of a Member’s Capital Account or the allocations to a Member are not in compliance with the Treasury Regulations, the Board is authorized to make any appropriate adjustments.

7.6           Tax Returns. The Company shall cause to be prepared and filed all necessary federal and state income tax returns for the Company, including making the elections described in Section 7.7.   Each Member shall furnish to the Company all pertinent information in its possession relating to Company operations that is necessary to enable such income tax returns to be prepared and filed. Not less than sixty (60) days prior to the due date (as extended) of the Company’s federal income tax return or any state income tax return, the return proposed to be filed by the Company shall be furnished to each of the Members for review. Not more than ten (10) days after the date on which the Company files its federal income tax return or any state income tax return, a copy of the return so filed shall be furnished to the Members. In addition, the Company shall use its reasonable best efforts to cause Schedule K-1s to be delivered to each Member on or before the first day of the third month following the end of the previous Taxable Year.

7.7           Tax Elections. The following elections shall be made on the appropriate returns of the Company:

(a)          to adopt the Company’s fiscal year in accordance with Section 4.1(b);

(b)          to adopt the accrual method of accounting and to keep the Company’s books and records on the income-tax method;

(c)          if there is a distribution of Company property as described in Section 734 of the Code or if there is a transfer of a Company interest as described in Section 743 of the Code, upon written request of any Member and the consent of the Board and each of the Members, to elect, pursuant to Section 754 of the Code, to adjust the basis of Company properties;

(d)          to elect to amortize the organizational expenses of the Company ratably over a period of 180 months as permitted by Section 709(b) of the Code; and

(e)          any other election the Board with the approval of each of the Members may deem appropriate and in the best interests of the Members.

No election shall be made by the Company or any Member to exclude the Company from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state laws or to be classified as other than a partnership pursuant to Treasury Regulations Section 301.7701-3.

7.8           Tax Matters Member. iBio shall be the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code and Section 301.6231(a)(7)-2 of the Treasury Regulations (the “Tax Matters Member”) and the Partnership Representative. The Tax Matters Member shall take such action as may be necessary to cause each other Member to become a “notice partner” within the meaning of Section 6223 of the Code. The Tax Matters Member shall inform each other Member of all significant matters that may come to its attention in its capacity as the Tax Matters Member by giving notice thereof within ten (10) days after becoming aware thereof and, within such time, shall forward to each other Member copies of all significant written communications it may receive in such capacity. This provision is not intended to authorize the Tax Matters Member to take any action left to the determination of an individual Member under Sections 6222 through 6231 of the Code. Notwithstanding the foregoing, the Tax Matters Member shall not (i) enter into any extension of the period of limitations for making assessments on behalf of the Members without first obtaining the written consent of each of the Members, or (ii) bind the Members to a settlement agreement without obtaining the written consent of each of the Members.

ARTICLE 8

WITHDRAWAL, DISSOLUTION, LIQUIDATION AND TERMINATION

8.1           Dissolution, Liquidation, and Termination Generally. The Company shall begin an orderly dissolution on the first to occur of any of the following:

(a)          the election of the Board, with the consent of each of the Members; or

(b)          the occurrence of any event which, as a matter of law, requires that the Company be dissolved.

8.2           Liquidation and Termination. Upon dissolution of the Company, the Board, with the consent of each of the Members, shall appoint one or more qualified Persons as liquidator (which may be a Member). The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein. The costs of liquidation shall be a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Board hereunder. The steps to be accomplished by the liquidator are as follows:

(a)          as promptly as possible after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made by a firm of certified public accountants acceptable to each of the Members of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution shall occur or the final liquidation shall be completed, as applicable;

(b)          the liquidator shall pay all of the debts and liabilities of the Company or otherwise make adequate provision therefor (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(c)          all remaining assets of the Company shall be distributed to the Members in accordance with Section 6.1.

8.3           Deficit Capital Accounts. No Member shall be required to pay to the Company, to any other Member or to any third party any deficit balance in such Member’s Capital Account which may exist from time to time in any capital or similar account maintained for such Member for any purpose.

8.4           Cancellation of Certificate. On completion of the distribution of Company assets, a Member authorized by the Board (or such other Person as the Act may require or permit) shall file a Certificate of Cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to Section 1.4, and take such other actions as may be necessary to terminate the existence of the Company.

8.5           Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 8.2 to minimize any losses otherwise attendant upon such winding up.

8.6           Return of Capital. The liquidator shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from Company assets).

8.7           Antitrust Laws. Notwithstanding any other provision in this Agreement, in the event that any Antitrust Law is applicable to any Member by reason of the fact that any assets of the Company shall be distributed to such Member in connection with the winding up of the Company, such distribution shall not be consummated until such time as the applicable waiting periods (and extensions thereof) under such Antitrust Law have expired or otherwise been terminated with respect to each such Member.

8.8           Other Remedies. Nothing in this Article 8 shall limit any Member’s right to enforce any provision of this Agreement by an action at law or equity, nor shall an election to dissolve the Company pursuant to this Article 8 relieve any Member of any liability for any prior or subsequent breach of this Agreement or another document referred to herein.

ARTICLE 9

MISCELLANEOUS PROVISIONS

9.1           Confidentiality. Subject to Section 9.12, by executing this Agreement (or any counterpart or joinder hereto), each Member expressly agrees to maintain the confidentiality of, and not to divulge, communicate, use to the detriment of the Company or any of its Affiliates for the benefit of any other Person, or misuse in any way, or disclose to any Person other than the Company, any of its subsidiaries, another Member or a Person designated by the Company or any of their respective financial planners, accountants, attorneys or other advisors who are bound by obligations of confidentiality, any information relating to the business, financial structure, financial position or financial results, technology or other assets, clients or affairs of the Company or any of its subsidiaries, or any other confidential or proprietary information (including any trade secrets or other intellectual property) of the Company or any of its subsidiaries, except for a purpose relevant to or in furtherance of this Agreement (including at the direction of the Board) or as otherwise required by law or by any regulatory or self-regulatory organization having jurisdiction (with prior notice to the Company (to the extent permitted under applicable law or regulation) and, if requested by the Company, seeking confidential treatment where reasonably available).       This Section 9.1 shall not apply to any information that is or has become generally available to the public without a breach of this Section 9.1 by, or any other action or inaction of, the disclosing Member. Each Member hereby acknowledges and agrees that any information such Member has acquired on any of these matters or items were received in confidence. Without limiting Section 9.14 or Section 9.15, each Member hereby further acknowledges and agrees that the Company would be irreparably damaged by reason of any violation of the provisions of this Section 9.1, and that any remedy at law for a breach of such provisions would be inadequate. Therefore, the Company shall be entitled to seek and obtain injunctive or other equitable relief (including a temporary restraining order, temporary injunction or permanent injunction) against any Member or such Member’s agents, successors or assigns for any breach or threatened or anticipated breach of such provisions and without the necessity of proving actual monetary loss. It is hereby acknowledged and agreed by the Members that this injunctive or other equitable relief shall not be the Company’s exclusive remedy for any breach of this Section 9.1 and that the Company shall be entitled to seek any other relief or remedy that it may have by contract, statute, law or otherwise for any breach hereof, and it is agreed that the Company shall also be entitled to recover its attorneys’ fees and expenses in any successful action or suit against any Member relating to any such breach.

9.2           Notices. All notices or other communications provided for or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (a) upon delivery if delivered personally (by courier service which tracks deliveries or otherwise), (b) upon delivery if sent by email before 5:00 p.m. (local time of the recipient) on a Business Day, or, if not, then on the next Business Day or (c) upon confirmation of dispatch if sent by facsimile transmission (which confirmation shall be sufficient if shown on the journal produced by the facsimile machine used for such transmission) before 5:00 p.m. (local time of the recipient) on a Business Day, or, if not, then on the next Business Day, and all legal process with regard hereto shall be validly served when served in accordance with applicable law, in each case to the applicable addresses set forth on Exhibit A (or such other address as the recipient may specify in accordance with this Section), or, with respect to notices to the Company, to the Company’s principal office set forth in Section 1.3.

9.3           Entireties; Amendments. This Agreement, the Subscription Agreement and the other agreements expressly contemplated hereby constitute the entire agreement between the Members relative to the formation of the Company and the terms and conditions set forth herein. The Company and each Member acknowledge and agree that, except for the representations and warranties made by the Members as expressly set forth in this Agreement, the Subscription Agreement and the other agreements expressly contemplated hereby, none of the Members or any of their respective Affiliates or representatives makes or has made to the Company, any Member or any of their respective Affiliates or representatives any representation or warranty of any kind. Any amendment to this Agreement shall be effective only if set forth in a writing duly executed by each of the Members.

9.4           Waiver. Any waiver of any right or obligation under this Agreement shall be effective only if set forth in a writing duly executed by the Member against whom the waiver is to be enforced. No consent or waiver, express or implied, by any Member of any breach or default by any other Member in the performance by the other Member of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Member (or any other Member) of the same or any other obligation hereunder. Failure on the part of any Member to complain of any act or to declare any other Member in default, irrespective of how long such failure continues, shall not constitute a waiver of rights hereunder.

9.5           Severability. If any provision of this Agreement or the application thereof to any Person or circumstances shall be invalid or unenforceable to any extent, and such invalidity or unenforceability does not destroy the basis of the bargain between the parties, then the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

9.6           Ownership of Property and Right of Partition. A Member’s interest in the Company shall be personal property for all purposes. All property of the Company, whether tangible or intangible, shall be deemed to be owned by the Company as an entity. No Member shall have any interest in specific Company property solely by reason of being a Member. Except as specifically contemplated by this Agreement or any other written agreement between the Company and any Member, no Member shall (a) have the right to seek or obtain partition by court decree or operation of law of any property of the Company or any of its subsidiaries, (b) have the right to own or use particular or individual assets of the Company or any of its subsidiaries, or (c) be entitled to distributions of specific assets of the Company or any of its subsidiaries.

9.7           Involvement of Members in Certain Proceedings. Should any Member become involved in legal proceedings unrelated to the Company’s business in which the Company is required to provide books, records, an accounting, or other information, then such Member shall indemnify the Company against all expenses incurred in conjunction therewith.

9.8           Interest.         No amount charged as interest on loans hereunder shall exceed the maximum rate from time to time allowed by applicable law. No amount charged as interest on debt instruments as defined in Section 1274(c) of the Code shall be less than the minimum applicable federal rate as defined in Section 1274(d) of the Code.

9.9           Counterparts. This Agreement may be signed in counterparts, which need not contain the signature of more than one party, but taken together shall constitute one and the same agreement.

9.10         No Third Party Beneficiaries. This Agreement is entered into solely for the benefit of the Members and no Person other than the Members, their respective successors and permitted assigns, their Affiliates to the extent expressly provided herein, and (to the extent provided in Section 3.5) the Persons entitled to indemnification pursuant to Section 3.5, may exercise any right or enforce any obligation hereunder.

9.11         Further Assurances.         Each Member shall execute and deliver such further documents and take such further actions as any other Member may reasonably request consistent with the provisions hereof in order to effect the intent and purposes of this Agreement.

9.12         Public Statements; Press Release. No Member shall issue any press releases or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Board and the other Members, except as may be required by law and, to the extent practicable, after consultation with the Board and the other Members. Notwithstanding the foregoing and Section 9.1, any Member may make any disclosures regarding this Agreement or the Company required by applicable securities law or the rules and regulations of the Securities and Exchange Commission or any exchange on which such Member’s securities are listed, including filing this Agreement with the Securities and Exchange Commission; provided that such Member shall consult with the Board and the other Members prior to any such disclosure to the extent practicable. Any such press release or public statement must also comply with any agreement to which the Company is a party or by which it is bound.

9.13         Delivery by Facsimile or Email. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email with scan or facsimile attachment, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

9.14         Governing Law; Dispute Resolution.

(a)          This Agreement shall be governed by and construed in accordance with the laws of the State of New York, U.S.A., without regard to conflicts of laws provisions.

(b)          In the event of any dispute, controversy, or claim arising out of, relating to, or in connection with this Agreement, or the breach, termination, or validity thereof, between the Members, the Members will first attempt in good faith to resolve such dispute by negotiation and consultation between themselves. In the event that such dispute is not resolved on an informal basis within twenty (20) days, any Member may, by written notice to the other, have such dispute referred to the Chief Executive Officer of each Member, or his or her designee (who will be a senior executive), who will attempt in good faith to resolve such dispute by negotiation and consultation for a thirty (30) day period following receipt of such written notice.

(c)          In the event the Members are not able to resolve such dispute through the negotiation and consultation procedures set forth in Section 9.14(b), any Member may at any time after the applicable negotiation and consultation period submit such dispute to be finally settled by arbitration administered by the American Arbitration Association (the “AAA”), including the AAA’s Procedures for Large, Complex Commercial Disputes, in effect at the time of the arbitration, except as they may be modified herein or by agreement of each of the Members. The seat of the arbitration shall be New York, New York, and it shall be conducted in the English language. The arbitration and this clause shall be governed by Title 9 (Arbitration) of the United States Code.

(d)         The arbitration shall be conducted by three arbitrators. The claimant shall appoint an arbitrator in its request for arbitration. The respondent shall appoint an arbitrator within 20 days of the receipt of the request for arbitration. The two arbitrators shall appoint a third arbitrator, who shall act as chair of the tribunal, within 20 days after the appointment of the second arbitrator. If any of the three arbitrators is not appointed within the time prescribed above, then the AAA shall appoint that arbitrator from its National Panel of Securities Arbitrators or its Large, Complex Commercial Case Panel, not including any such members affiliated with the securities industry. The chair of the tribunal shall be a citizen of the United States.

(e)          In addition to the authority conferred on the arbitration tribunal by the applicable rules, the arbitration tribunal shall have the authority to order such production of documents, generally consistent with the discovery permitted under the Federal Rules of Civil Procedure, as may reasonably be requested by any party or by the tribunal itself. In addition, any party may request a reasonable number of depositions of Member witnesses.

(f)          The Members agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the tribunal, the AAA, the parties, their counsel, accountants and auditors, insurers and re-insurers, and any Person necessary to the conduct of the proceeding. The confidentiality obligations shall not apply (i) if disclosure is required by law, or in judicial or administrative proceedings, or (ii) as far as disclosure is necessary to enforce the rights arising out of the award.

(g)          The arbitration award shall be final and binding on the parties. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant Member or its assets.

(h)         In order to facilitate the comprehensive resolution of related disputes, and upon request of any Member that is party to the arbitration proceeding, the arbitration tribunal may consolidate the arbitration proceeding with any other arbitration proceeding involving any of the Members relating to this Agreement. The arbitration tribunal shall not consolidate such arbitrations unless it determines that (i) there are issues of fact or law common to the related proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no Member would be prejudiced as a result of such consolidation through undue delay or otherwise.

9.15         Remedies Cumulative; Specific Performance. The rights and remedies of the Members hereunder shall be cumulative (and not alternative). The Members agree that, in the event of any breach or threatened breach by any Member of any covenant, obligation or other provision set forth in this Agreement, for the benefit of each other Member: (a) such other Member shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach; and (b) such other Member shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or legal proceeding.

9.16         Ratification of Certain Agreements and Transactions. For the avoidance of doubt, the Members hereby acknowledge and approve, ratify and confirm in all respects the execution and delivery of the following agreements by iBio, for and on behalf of the Company, and the Company’s entry into and performance of the transactions contemplated by such agreements, in each case as the authorized acts and deeds of the Company: (a) that certain Sublease Agreement, dated on or after the date hereof, between the Company and College Station Investors LLC, a Texas limited liability company (“CSI”); (b) that certain Memorandum of Sublease, dated on or after the date hereof, between the Company and CSI; (c) that certain Termination of Temporary Right of Entry Agreement – Personal Property, dated on or after the date hereof, between the Company and CSI; and (d) that certain Termination of Temporary Right of Entry Agreement – Real Property, dated on or after the date hereof, between the Company and CSI.

ARTICLE 10

DEFINITIONS; CONSTRUCTION

10.1         Definitions.         As used in this Agreement, the following terms shall have the following meanings:

“AAA” has the meaning set forth in Section 9.14(c).

“Act” means the Delaware Limited Liability Company Act, as it may be amended from time to time.

“Adjusted Capital Account” means the Capital Account maintained for each Member, (i) increased by any amounts that such Member is obligated to restore (or is treated as obligated to restore under Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704- 2(i)(5)), and (ii) decreased by any amounts described in Treasury Regulations Section 1.704- 1(b)(2)(ii)(d)(4), (5) or (6) with respect to such Member. The foregoing definition of “Adjusted Capital Account” is intended to comply with the provisions of Treasury Regulations Sections 1.704-1(b)(2)(ii)(d) and 1.704-2 and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, another Person who directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with such first Person, and with respect to any Person who is an individual, any member of such individual’s family group (defined as such individual’s spouse, siblings and descendants (whether natural or adopted), any trust, limited partnership or limited liability company established solely for the benefit of such individual or such individual’s spouse, siblings or descendants, and any executor or trustee of such individual’s estate). Any Person who is (or Controls) the general partner of a partnership or the managing member of a limited liability company shall be deemed an Affiliate of such partnership or limited liability company.

“Agreement” has the meaning for such term set forth in the introductory paragraph hereof.

“Antitrust Law” means any law relating to the preservation of or restraint against competition in commercial activities, including the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Available Cash” means all cash, revenues and funds received by the Company from Company operations for the applicable fiscal year, less the sum of the following, to the extent paid or set aside by the Company for such fiscal year: (i) all principal and interest payments on indebtedness of the Company and all other sums paid to lenders (including in connection with any loans to Members contemplated by Section 5.3); (ii) all cash expenditures (including Capital Expenditures) incurred in the operation of the Company’s business; and (iii) reserves that the Board may from time to time determine are required or are reasonably appropriate to be retained as of the end of the fiscal year to meet any accrued or foreseeable expenses, expenditures (including Capital Expenditures), liabilities, or other obligations of the Company.

“Board” has the meaning set forth in Section 3.1.

“Book Value” means, with respect to any Company property, such property’s adjusted basis for U.S. federal income tax purposes, except as follows:

(i)          The initial Book Value of any property contributed by a Member to the Company shall be the fair market value of such property as of the date of such contribution, as determined in good faith by the Board;

(ii)         The Book Values of all properties shall be adjusted to equal their respective fair market values, as determined in good faith by the Board, in connection with (A) the acquisition of an interest (or an additional interest) in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company or in exchange for the performance of more than a de minimis amount of services to or for the benefit of the Company, (B) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company, (C) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g)(1) (other than pursuant to Section 708(b)(1)(B) of the Code, (D) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a noncompensatory option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s), or (E) any other event to the extent determined by the Board with the approval of each of the Members to be permitted and necessary to properly reflect Book Values in accordance with the standards set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(q); provided, however, that adjustments pursuant to clauses (ii)(A), (ii)(B) and (ii)(D) above shall be made only if the Board with the approval of each of the Members determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Member in the Company. If any noncompensatory options are outstanding upon the occurrence of an event described in clauses (ii)(A) through (ii)(E) above, the Company shall adjust the Book Values of its properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704- 1(b)(2)(iv)(h)(2);

(iii)        The Book Value of property distributed to a Member shall be adjusted to equal the fair market value of such property as of the date of such distribution, as determined in good faith by the Board; and

(iv)        The Book Value of all property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such property pursuant to Code Section 734(b) (including any such adjustments pursuant to Treasury Regulations Section 1.734-2(b)(1)), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and clause (vi) of the definition of “Profits” or “Losses” or Section 7.2(e); provided, however, that the Book Value of property shall not be adjusted pursuant to this clause (iv) to the extent that the Board with the approval of each of the Members determines that an adjustment pursuant to clause (ii) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv).

If the Book Value of property has been determined or adjusted pursuant to clauses (i), (ii) or (iv) hereof, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such property for purposes of computing items allocated pursuant to Section 7.1 through Section 7.4.

“Bryan” has the meaning set forth in Section 2.2.

“Business Day” means any day other than Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized or required to close under the laws of the State of New York.

“Capital Account” has the meaning set forth in Section 5.4.

“Capital Contribution” means, with respect to each Member, the amount of cash, cash equivalents, promissory obligations (other than promissory obligations of the contributing Member) or the initial Book Value of any other property that such Member contributes to the Company with respect to any Unit. Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of its predecessors in interest.

“Capital Expenditure” means an expenditure (whether paid in cash or accrued as a liability) that, in accordance with generally accepted accounting principles, is (or is required to be) included in the property, plant and equipment reflected on the Company’s balance sheet.

“Certificate” has the meaning for such term set forth in Section 1.1.

“Change in Control” means, with respect to any Person, any event that causes such Person to cease to be Controlled by such Person’s Controlling Person(s) as of the date of this Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time. All references herein to Sections of the Code will be deemed to include any corresponding provisions of succeeding law.

“Company” has the meaning for such term set forth in the introductory paragraph hereof.

“Control,” including the correlative terms “Controlling,” “Controlled,” and “under common Control with,” means the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights in a Person or possession of the power to direct or cause the direction of the management or policies of the Controlled Person, whether through the ownership of voting securities, contract or otherwise.

“CSI” has the meaning set forth in Section 9.16.

“Depreciation” means, for each Taxable Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to property for such Taxable Year, except that: (i) with respect to any such property the Book Value of which differs from its adjusted tax basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704 3(d), Depreciation for such Taxable Year shall be the amount of book basis recovered for such Taxable Year under the rules prescribed by Treasury Regulations Section 1.704 3(d)(2); and (ii) with respect to any other such property the Book Value of which differs from its adjusted tax basis at the beginning of such Taxable Year, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Taxable Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis of any property at the beginning of such Taxable Year is zero dollars ($0.00), Depreciation with respect to such property shall be determined with reference to such beginning value using any reasonable method selected by the Board with the approval of each of the Members.

“Encumbrance” has the meaning for such term set forth in Section 2.2.

“iBio” has the meaning set forth in Section 2.2.

“Indemnified Party” has the meaning for such term set forth in Section 3.5.

“Members” means those individuals and entities listed on Exhibit A hereto, and each Person hereafter admitted as a Member in accordance with this Agreement, until such Person ceases to be a Member of the Company.

“Partner Nonrecourse Debt Minimum Gain” has the meaning assigned to it in Treasury Regulations Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” has the meaning assigned to it in Treasury Regulations Section 1.704-2(i)(2).

“Partnership Minimum Gain” has the meaning assigned to it in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Partnership Representative” has the meaning assigned to that term in Section 6223 of the Code and any Treasury Regulations or other administrative or judicial pronouncements promulgated thereunder.

“Person” means an individual or entity.

“Prime Rate” means the highest prime rate (or base rate) reported in the Money Rate column or section of The Wall Street Journal, from time to time, as having been the rate in effect for corporate loans at large United States money center commercial banks (whether or not such rate has actually been charged by any such bank). If The Wall Street Journal ceases publication of the Prime Rate, the “Prime Rate” shall mean the highest rate charged by such banks on short-term, unsecured loans to its most creditworthy large corporate borrowers.

“Profits” or “Losses” means, for each Taxable Year, an amount equal to the Company’s taxable income or loss for such period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(i)          any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this definition of “Profits” or “Losses” shall be added to such taxable income or loss;

(ii)         any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” or “Losses” shall be subtracted from such taxable income or loss;

(iii)        if the Book Value of any Company property is adjusted pursuant to clause (ii) or (iii) of the definition of “Book Value,” the amount of such adjustment will be treated as an item of gain (if the adjustment increases the Book Value of the asset) or an item of loss (if the adjustment decreases the Book Value of the asset) from the disposition of such asset and will be taken into account for purposes of computing the amounts to be allocated pursuant to Section 7.1;

(iv)        gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(v)         in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation;

(vi)        to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(vii)       any items that are allocated pursuant to Section 7.2 or 7.4 shall not be taken into account in computing Profits and Losses, but the amounts of the items of income, gain, loss, or deduction available to be specially allocated pursuant to Section 7.2 or 7.4 will be determined by applying rules analogous to those set forth in clauses (i) through (vi) above.

“Regulatory Allocations” has the meaning for such term set forth in Section 7.4.

“Subscription Agreement” means that certain Subscription Agreement, dated as of the date hereof, by and between the Company and Bryan.

“Tax Matters Member” has the meaning for such term set forth in Section 7.8.

“Taxable Year” means the period (i) commencing on the date hereof or, for any Taxable Year other than the initial Taxable Year, the first day after the end of the immediately preceding Taxable Year and (ii) ending (A) on the last day of each Taxable Year, (B) on the day immediately preceding any day on which an adjustment to the Book Value of the Company’s properties pursuant to clauses (ii)(A), (ii)(B), (ii)(C) or (ii)(E) of the definition of “Book Value” occurs, or (C) immediately after any day on which an adjustment to the Book Value of the Company’s properties pursuant to clause (ii)(D) of the definition of “Book Value” occurs.

“Treasury Regulations” means final or temporary regulations promulgated by the U.S. Department of the Treasury under the Code, as they may be amended from time to time.

“Transfer” has the meaning for such term set forth in Section 2.2.

“Unit” has the meaning set forth in Section 2.1.

10.2         Captions, References. Pronouns, wherever used herein, and of whatever gender, shall include natural persons and corporations and associations of every kind and character, and the singular shall include the plural wherever and as often as may be appropriate. Article, section, exhibit and schedule headings are for convenience of reference and shall not affect the construction or interpretation of this Agreement. Whenever the terms “hereof,” “hereby,” “herein” or words of similar import are used in this Agreement they shall be construed as referring to this Agreement in its entirety rather than to a particular section or provision, unless the context specifically indicates to the contrary. Whenever the word “including” is used herein, it shall be construed to mean including without limitation. Any reference to a particular “Article,” “Section,” “Exhibit” or “Schedule” shall be construed as referring to the indicated article, section, exhibit or schedule of this Agreement unless the context indicates to the contrary.

10.3         Strict Construction. The parties hereto have participated collectively in the negotiation and drafting of this Agreement; accordingly, if any ambiguity or question of intent or interpretation arises, then it is the intent of the parties hereto that this Agreement shall be construed as if drafted collectively by the parties hereto, and it is the intent of the parties hereto that no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

[END OF PAGE]

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF IBIO CMO LLC

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

iBio CMO LLC

By:	/s/ Robert L. Erwin
	Name:	Robert L. Erwin
	Title:	Manager

Bryan Capital Investors LLC

By:	/s/ Tim Sullivan
	Name:	Tim Sullivan
	Title:	Chief Financial Officer

iBio, Inc.

By:	/s/ Robert B. Kay
	Name:	Robert B. Kay
	Title:	CEO

EXHIBIT A

SCHEDULE OF MEMBERS

Name and Address of Member	Initial Capital Contributions	Units

iBio, Inc. 600 Madison Avenue Suite 1601, New York, NY Facsimile: 302-356-1173	$35,000,000	70,000,000
Bryan Capital Investors LLC 124 Allawood Court Simpsonville, SC 29681 Facsimile: 864-252-9316	$15,000,000	30,000,000
TOTAL	$50,000,000	100,000,000

A-2